STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
SUNSTOCK, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth "so that, as amended, said Article shall be amended to add the text as follows:

> Fourth: The following shall be added as the last paragraph of Article Fourth. Each share of issued and outstanding Common Stock as of a record date of June 29, 2021, is reverse split on a one-for-one thousand basis on June 30, 2021 at 4 PM EDT, such that each old share represents 1/1000 of a new share. A surrender of the old share certificate is not required to be made by each shareholder, and the stockholder records will be automatically adjusted to reflect the reverse split. Fractional Shares shall be rounded up to the next whole share. The new split adjusted share certificates will be transmitted to the shareholders of record when old certificates are surrendered to the transfer agent. Fractional shares will be rounded up to the next whole share in beneficial owner's names.

SECOND: That, pursuant to resolution of its Board of Directors, a Written consent of a majority of the stockholders of said corporation was duly delivered in accordance with Section 228 of the General Corporation Law of the State of Delaware in which written consent for the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the effective date of this Amendment shall be June 30, 2021.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 21st. day of June, 2021.

By: ______________________
Authorized Officer

Title: CEO

Name: Jason Chang

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:44 PM 06/22/2021
FILED 12:44 PM 06/22/2021
SR 20212515155 - File Number 5187831